Exhibit 99.(h)(2)(a)

AMENDMENT

To Transfer Agency And Service Agreement

Between

Aberdeen Funds, On Behalf Of Each Of The Entities

Individually And Not Jointly, As Listed On Schedule A (the “Funds”)

Boston Financial Data Services, Inc. (the “Transfer Agent”)

This Amendment is made on the 20th day of February, 2014 and shall become effective on February 28, 2014 between the Funds and the Transfer Agent.  The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated June 3, 2011, as amended, (the “Agreement”) under which the Transfer Agent performs certain services for the Funds.  In accordance with Section 16.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.              Schedule A.  The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and effective as of February 28, 2014;

2.              All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment; and

3.              Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ABERDEEN FUNDS, ON BEHALF OF EACH OF THE ENTITES INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A (THE “FUNDS”)		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Lucia Sitar	By:	/s/ Richard J. Johnson

Name:	Lucia Sitar	Name:	Richard J. Johnson

Title:	Vice President	Title:	Managing Director
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SCHEDULE A

Aberdeen Funds

Effective as of: February 28, 2014

Fund	Jurisdiction and Type of Entity

Aberdeen Asia Bond Fund	Series of Delaware statutory trust
Aberdeen Asia-Pacific (Ex-Japan) Equity Fund	Series of Delaware statutory trust
Aberdeen Asia-Pacific Smaller Companies Fund	Series of Delaware statutory trust
Aberdeen China Opportunities Fund	Series of Delaware statutory trust
Aberdeen Core Fixed Income Fund	Series of Delaware statutory trust
Aberdeen Diversified Alternatives Fund [formerly, Aberdeen Optimal Allocations Fund: Specialty]	Series of Delaware statutory trust
Aberdeen Diversified Income Fund [formerly, Aberdeen Optimal Allocations Fund: Moderate]	Series of Delaware statutory trust
Aberdeen Dynamic Allocation Fund [formerly, Aberdeen Optimal Allocations Fund: ModerateGrowth]	Series of Delaware statutory trust
Aberdeen Emerging Markets Debt Fund	Series of Delaware statutory trust
Aberdeen Emerging Markets Debt Local Currency Fund	Series of Delaware statutory trust
Aberdeen Emerging Markets Fund [formerly, Aberdeen Emerging Markets Institutional Fund]	Series of Delaware statutory trust
Aberdeen Equity Long-Short Fund	Series of Delaware statutory trust
Aberdeen European Equity Fund	Series of Delaware statutory trust
Aberdeen Global Equity Fund	Series of Delaware statutory trust
Aberdeen Global Fixed Income Fund	Series of Delaware statutory trust
Aberdeen Global Natural Resources Fund	Series of Delaware statutory trust
Aberdeen Global Small Cap Fund	Series of Delaware statutory trust
Aberdeen International Equity Fund	Series of Delaware statutory trust
Aberdeen Latin American Equity Fund	Series of Delaware statutory trust
Aberdeen Small Cap Fund	Series of Delaware statutory trust
Aberdeen Tax-Free Income Fund	Series of Delaware statutory trust
Aberdeen Ultra-Short Duration Bond Fund	Series of Delaware statutory trust
Aberdeen U.S. Equity Fund	Series of Delaware statutory trust
Aberdeen High Yield Fund [formerly, Aberdeen U.S. High Yield Bond Fund]	Series of Delaware statutory trust